EXHIBIT 16.1/A
BOARD RESOLUTION FOR DISMISSION Sherb & Co LLP April 22, 2008 Beijing Time 5:30 am

Minutes of Telephonic Meeting of the Board of Directors
of
China Holdings, Inc.
(a Nevada Corporation)
April 23, 2008

A Special Meeting of the Board of Directors of China Holdings, Inc. (the “Company”) was convened on April 23, 2008 at 5:30 AM CHINA TIME via teleconference. All parties could hear one another clearly.

Quorum

The following were present constituting a quorum: Julianna Lu, Xiao Fei Yu and (ZHENGLUN FAN, was not present).

Chairman and Secretary

Ms. Lu acted as Chairman of the meeting and recorded the minutes of the meeting.

Resolutions

At the meeting, the Directors present unanimously passed the following Resolutions:

RESOLVED, that the Board hereby approves and ratifies that The Company’s Board has legally dismissed Sherb & Co LLP as an independent registered public accounting firm of China Holdings, Inc. and its subsidiaries (the "Company").

Sherb & Co LLP report on the Company and its subsidiaries’ financial statements for the fiscal year ended December 31, 2007 contained an explanatory paragraph indicating that there was substantial doubt as to the Company’s ability to continue as a going concern.  Other than such statement, no report of Sherb & Co LLP on the financial statements of the Company for the past fiscal year contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Sherb & Co LLP did not issue a report on the Company’s financial statements for the fiscal year ended December 31, 2006.

In connection with the audits of the Company and its subsidiaries’ financial statements for the year ended December 31, 2007 and the subsequent interim period through the date of this dismission on April 23, 2008 Beijing Time,, there were no disagreements with Sherb & Co LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Sherb & Co LLP would have caused Sherb & Co LLP to make reference to the matter in their report. During the most recent fiscal year and the subsequent interim period through April 23, 2008 Beijing Time, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

RESOLVED, that the Board hereby authorizes that The Company’s Board has legally dismissed Sherb & Co LLP as an independent registered public accounting firm of China Holdings, Inc. and its subsidiaries (the "Company").

Sherb & Co LLP report on the Company and its subsidiaries’ financial statements for the fiscal year ended December 31, 2007 contained an explanatory paragraph indicating that there was substantial doubt as to the Company’s ability to continue as a going concern.  Other than such statement, no report of Sherb & Co LLP on the financial statements of the Company for the past fiscal year contained an adverse opinion  or  disclaimer  of  opinion,   or  was  qualified  or  modified  as  to uncertainty, audit scope or accounting principles. Sherb & Co LLP did not issue a report on the Company’s financial statements for the fiscal year ended December 31, 2006.

In connection with the audits of the Company and its subsidiaries’ financial statements for the year ended December 31, 2007 and the subsequent interim period through the date of this dismission on April 23, 2008 Beijing Time,, there were no disagreements with Sherb & Co LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Sherb & Co LLP would have caused Sherb & Co LLP to make reference to the matter in their report. During the most recent fiscal year and the subsequent interim period through April 23, 2008 Beijing Time, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

RESOLVED, that the authorized officers be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability.

The Special meeting was adjourned at April 23 2008 (BEIJING TIME) at 5:30 AM CHINA TIME。

Respectfully submitted,

/JULIANNALU/
Julianna Lu, President and Secretary of the Meeting

/XIAOFEI YU/
XiaoFei Yu, The Director

China Holdings, Inc.
101 Convention Center Drive, Suite 700,
Las Vegas, NV 89107-2001 USA
Safe Harbor: To the extent that statements in the emails/documents/files are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, all forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements, which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements in all of the Company's press releases to reflect events or circumstances after the date hereof